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                                                                    Exhibit 99
                                                                    ----------
[SUMMIT BANK LOGO]                                  One Main Street
                                                    Chatham, New Jersey  07928

                                                          News Release

For Information Contact:   John R. Feeney, Senior Executive Vice President
                             and Chief Financial Officer
                             (201) 701-2510
                           William S. Burns, Vice President, Investor Relations
                             (201) 701-2581
                           Lori Friedman, Vice President, Public Relations
                             (201) 701-2638

FOR IMMEDIATE RELEASE

           THE SUMMIT BANCORPORATION AND GARDEN STATE BANCSHARES, INC.
                        SIGN DEFINITIVE MERGER AGREEMENT

       Chatham and Jackson, New Jersey (June 14, 1995) --- The Summit Bancorporation (SUMMIT) (NASDAQ: SUBN) and Garden State BancShares, Inc. (Garden State) (NASDAQ: GRDN) announced today that they have entered into a definitive agreement for SUMMIT to acquire Garden State in a tax-free exchange of stock. The agreement contemplates that each share of Garden State common stock will be exchanged for 1.08 shares of SUMMIT common stock. Based on SUMMIT's stock price of $20.75 as of June 13, 1995, this transaction is valued at approximately $67 million, or $22.41 for each Garden State share. Garden State had approximately 3.0 million common shares outstanding on March 31, 1995.

       Garden State Bank, a wholly-owned subsidiary of Garden State, had $316 million in assets at March 31, 1995 and 9 retail branch locations, 8 of which are in Ocean County and 1 in Monmouth County. Summit Bank, the $5.5 billion commercial banking subsidiary of SUMMIT, currently has 19 offices in Ocean and 11 in Monmouth.

       As a result of the proposed transaction, Garden State Bank and Summit Bank will be merged. SUMMIT expects the transaction to be completed by the fourth quarter of 1995 and to be accretive to earnings per share early in 1996.

       The acquisition reinforces SUMMIT's competitive position in Ocean County, moving it from a fifth position 8% deposit share, to a strong number two position, with an approximately 12% deposit share. Commenting on the transaction, SUMMIT's Chief Executive Officer, Robert G. Cox, said, "In-market acquisitions of quality institutions like Garden State are important to our strategy of increasing franchise value by improving our competitive position in key markets. Over the past two decades, Ocean County's population growth has been the fastest in New Jersey. SUMMIT has a long history of serving the businesses and residents of this region and we look forward to serving an expanded customer base."
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The Summit Bancorporation                                          Page 2 of 2

       Theodore D. Bessler, President and Chief Executive Officer of Garden State, said "We are pleased to join forces with SUMMIT, a highly respected bank holding company. The exchange for SUMMIT stock will provide Garden State shareholders with greatly increased liquidity. Our customers will benefit from a vast array of products and services, as well as access to 90 SUMMIT offices in 11 counties."

       The merger is subject to approval by Garden State shareholders, and by the appropriate state and federal banking authorities. The transaction is expected to be accounted for as a pooling of interests. In a related action, Garden State has granted an option to SUMMIT to purchase up to 19.9% of Garden State's common stock, exercisable under certain circumstances. Additionally, Garden State has the option, and is expected, to declare common dividends between June 13, 1995 and closing equivalent to what Garden State shareholders would have received if the merger had closed on June 13, 1995. SUMMIT's most recent common dividend was $.21 per share payable June 15, 1995 to shareholders of record on May 23, 1995.

       The Summit Bancorporation is a $5.5 billion bank holding company whose principal subsidiary, Summit Bank, was chartered in 1891. Summit Bank operates 90 retail banking offices in Bergen, Essex, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, and is a member of the Federal Deposit Insurance Corporation (FDIC). Summit Bank provides a full range of banking services including commercial banking, retail consumer banking, private banking and asset management services. The Summit Bancorporation and Summit Bank also operate specialized financial service affiliates: The Summit Mortgage Company and Beechwood Insurance Agency, Inc.


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